                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the RPM International Inc. 401(k) Trust and Plan, as amended, and the RPM International Inc. Union 401(k) Retirement Savings Trust and Plan, as amended, of our report dated July 3, 2002 with respect to the consolidated financial statements of RPM, Inc. included in the Annual Report on Form 10-K for the year ended May 31, 2002 and of our report on the Financial Statement Schedule which appears in such Annual Report on Form 10-K.



                                           /s/ Ciulla, Smith & Dale, LLP

                                           CIULLA, SMITH & DALE, LLP



Cleveland, Ohio
November 26, 2002